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                                    AGREEMENT

1. PARTIES: The Parties to this Agreement are Ralph D. Crosby, Jr. ("Mr. Crosby") and Northrop Grumman Corporation ("Northrop Grumman" or the "Company").

2.   RECITALS: This Agreement is made with reference to the following facts:

     2.1 Mr. Crosby is currently a Corporate Vice President and President of the Integrated Systems sector of Northrop Grumman. He has indicated his desire to resign from employment as soon as practicable to pursue other interests.

     2.2 It is in the best interests of Northrop Grumman to offer a Retention Incentive to retain Mr. Crosby's services for a period of time in order to permit a smooth transition of his critical responsibilities.

     2.3 It is also in the best interests of Northrop Grumman to offer Mr. Crosby severance benefits in recognition of and compensation for his many contributions to the Company, and to induce him to enter into this Agreement.

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     2.4  Mr. Crosby wishes to accept the Company's offer and enter into this
          Agreement.

3. CONTINUED EMPLOYMENT; TERMINATION OF EMPLOYMENT: Mr. Crosby agrees to remain employed through January 11, 2002. During the remaining period of his employment, Mr. Crosby agrees to work diligently to insure a smooth transition of his responsibilities and to complete a close out of 2001 activities for the Integrated Systems sector. Mr. Crosby will separate from employment on January 11, 2002. Following his separation from employment, he will be eligible for all benefits he has accrued under the employee benefit plans in which he participates. If Mr. Crosby dies prior to commencing his pension benefits under the Northrop Grumman Retirement Plan and excess nonqualified pension plans, his surviving spouse shall be entitled to pre-retirement survivor annuities under the terms of those plans.

4. RETENTION INCENTIVE: In consideration of Mr. Crosby's continuing his employment through December 11, 2001, he will be paid a Retention Incentive in the amount of $825,000 no later than December 18, 2001. This incentive is eligible compensation for pension calculation purposes.

5. SEVERANCE BENEFITS: Provided that Mr. Crosby continues employment through January 11, 2002 on the terms set forth above, the following benefits shall be payable:

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     A.   Cash Severance: Within 30 days following his termination from employment, Mr. Crosby will be paid a cash severance payment of $505,000, representing one year's base salary.

     B. Early Retirement Subsidy Differential: Within 30 days following his termination from employment, Mr. Crosby will be paid an early retirement subsidy differential in the amount of $2,400,000.

     C. Retiree Medical: Following his termination from employment, Mr. Crosby shall be eligible for the Special Officer Retiree Medical Plan in accordance with the terms of that Plan.

     D. Accelerated Vesting of Certain Equity Grants: The following provisions shall apply to Mr. Crosby's unvested equity grants notwithstanding anything to the contrary in the grant certificates:

          1. Restricted Stock Rights ("RSRs"): Upon Mr. Crosby's termination from employment on January 11, 2002, 2,000 unvested RSRs granted to him in November of 1999 shall accelerate and vest.

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               2.   Stock Options: Upon Mr. Crosby's termination from employment on January 11, 2002, the following unvested stock options which have previously been granted to him will accelerate and vest:

                                                  Number of Unvested Options
          Option Grant Date      Strike Price     Which Will Vest At Termination
          -----------------      ------------     ------------------------------

            December 1998          $88.125                   9,375
            December 1998          $99.141                   9,375

                    Mr. Crosby shall have two years after his termination from employment within which he may exercise his Northrop Grumman stock options, after which the options will no longer be exercisable.

               3. Restricted Performance Stock Rights ("RPSRs"): In December of 1998, Mr. Crosby received a grant of RPSRs. Upon his termination from employment on January 11, 2002, he will be eligible to receive a pro-rata portion of the grant in the amount of a target number of 5,000 shares for the 12/31/2001 period, 2,000 shares for the 12/31/2002 period and 2,000 shares for the 12/31/2003 period. These RPSRs shall become payable in accordance with the terms of the RPSR grant certificate and the Guide to Administration of the Company's Long-Term Incentive Stock Plan.

          E. Relocation: Within 30 days following his termination from employment on January 11, 2002, Mr. Crosby will be paid a cash payment of $250,000

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          (grossed up for income tax purposes, such that Mr. Crosby receives a net of $250,000 after applicable tax withholding) for relocation expenses.

     F. Additional Benefits: Within 30 days following his termination from employment on January 11, 2002, Mr. Crosby shall be paid the lump sum equivalent value of one year of his current car allowance and one year of his current financial planning/tax preparation benefit, as well as a payment of $50,000 to cover the cost of outplacement services.

6. 2001 BONUS: Provided that Mr. Crosby remains employed through December 31, 2001, he shall receive a bonus under the Northrop Grumman Incentive Compensation Plan ("ICP") for his performance during 2001, with the calculation of this bonus to be made based upon normal ICP factors as approved by the Compensation and Management Development Committee of the Board of Directors as soon as administratively practical following the February 2002 Board of Directors meeting.

7.   NON-DISPARAGEMENT:

     A. Mr. Crosby agrees that, following his termination from employment, he shall not issue or communicate any statement that may be critical or disparaging of the Company, its products, services, officers, directors or employees; provided, however, that the foregoing shall not apply to

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       truthful statements made in compliance with legal process or governmental inquiry.

   B. Northrop Grumman agrees that, following Mr. Crosby's termination from employment, the Company shall not issue or communicate any statement that may be critical or disparaging of Mr. Crosby; provided, however, that the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

8. COOPERATION: Mr. Crosby agrees that, during the two year period following his termination from employment, he will reasonably cooperate with Northrop Grumman requests for assistance in connection with serving as a witness or providing information as to matters connected with his prior employment with Northrop Grumman.

9. INDEMNIFICATION: Northrop Grumman agrees to indemnify Mr. Crosby and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses and damages resulting from Mr. Crosby's good faith performance of his duties and obligations with the Company. This agreement is in addition to Mr. Crosby's rights under his current August 5, 1994 Indemnification Agreement with the Company.

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10.  COMPLETE RELEASE: In consideration of the severance benefits provided herein, Mr. Crosby does hereby acknowledge full and complete satisfaction of and does hereby agree to release, absolve and discharge the Company, its subsidiary, affiliated and related companies, past, present and future, and each of them, as well as its and their employees, officers, directors and agents, past and present, and each of them (collectively referred to as "Releasees"), from all claims, causes of action, demands, damages or costs he may have against Releasees on behalf of himself or others arising out of or relating to his employment with the Company or the termination of such employment.

     10.1 This waiver and release includes, but is not limited to, any rights, claims, causes of actions, demands, damages or costs arising under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age, and retaliation; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans With Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; or any other federal, state or local laws or regulations which prohibits employment discrimination or retaliation whether such claim is based on an action filed by Mr. Crosby or by any governmental agency.

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          10.2  This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the Company's employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, and each of them, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, constructive discharge, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

          10.3 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to any severance plan, program or arrangement.

          10.4 This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the Federal False Claims Act.

          10.5 This release covers both claims that Mr. Crosby knows about and those he may not know about. Mr. Crosby expressly acknowledges that this Agreement is intended to include all claims which he does not know or

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           suspect to exist in his favor at the time of his signature on this
           Agreement, and this Agreement will extinguish such claims.

     10.6 Notwithstanding anything to the contrary herein, this Agreement does not waive or release (i) any rights or claims which Mr. Crosby may have under the Age Discrimination in Employment Act or other laws which arise after the date on which he signs this Agreement; (ii) any claims Mr. Crosby may have for vested benefits under any Northrop Grumman employee benefit plan; or (iii) any rights or claims Mr. Crosby may have for breach of this Agreement.

11. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: Mr. Crosby agrees and understands that he has been given a period of 21 calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Mr. Crosby further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the 21-calendar day period. Mr. Crosby is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

12. RIGHT TO REVOKE AGREEMENT: Mr. Crosby may revoke this Agreement within 7 calendar days of signing it. Revocation may be made by delivering a written notice of revocation to Chief Human Resources Officer,

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     Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA
     90067. For this revocation to be effective, written notice must be received by the Chief Human Resources Officer no later than 5:00 pm PST on the seventh calendar day after Mr. Crosby signs this Agreement. If Mr. Crosby revokes this Agreement, it shall not be effective or enforceable, and Mr. Crosby will not receive the benefits described in this Agreement.

13. WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable pursuant to this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

14. ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all discussions, prior agreements or understandings between the Parties hereto pertaining to the subject matter of this Agreement.

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15.  GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the law of the State of Texas without regard to principles regarding conflicts of law.


                                        RALPH D. CROSBY, JR.


Dated: December 13, 2001                By: /s/  RALPH D. CROSBY, JR.
       -----------------                    -------------------------


                                        NORTHROP GRUMMAN CORPORATION


Dated: December 22, 2001                By: /s/  J. MICHAEL HATELEY
       -----------------                    -----------------------

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